THE HERMAN MILLER, INC.

EXECUTIVE EQUALIZATION RETIREMENT PLAN

ARTCILE XI	TERMINATION AND AMENDMENT	16
11.1	Amendments	16
11.2	Termination	16
ARTICLE XII	NONALIENATION OF BENEFITS AND DOMESTIC RELATIONS ORDERS	16
12.1	Nonalienation of Benefits	16
12.2	Procedure for Domestic Relations Orders	16
ARTCILE XIII	MISCELLAENOUS	17
13.1	Status of Participants	17
13.2	No Interest in Company Affairs	17
13.3	Litigation	17
13.4	Governing Law	18
13.5	Separability of Provisions	18

THE HERMAN MILLER, INC.

EXECUTIVE EQUALIZATION RETIREMENT PLAN

This Plan is adopted by Herman Miller, Inc., a Michigan corporation, on behalf of itself and certain of its subsidiary corporations, all of whom will be referred to collectively as the "Company."

ARTICLE I
PURPOSE

The Company is adopting this Plan effective January 1, 2008 to provide an additional retirement program for certain of its management and other highly compensated employees. This Plan is intended to be a "top hat" plan that will be exempt from the requirements of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA, and is not intended to satisfy the requirements of Section 401(a) of the Code.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1  Definitions The following words and phrases, when used in this Agreement, will have the following meanings:

(a)    Accounts: The accounts maintained to record a participant's share of contributions to the Plan and allocation of income with respect to these contributions. The following separate accounts will be maintained for each participant:

(1)    Cash Balance Account: The account maintained to record the participant's share of the Company's contributions that are made to supplement the contributions made pursuant to the Company's Retirement Income Plan and allocations of income with respect to this account;

(2)    Profit Sharing Account: The account maintained to record the participant's share of the Company's contributions that are made to supplement the Company's discretionary contributions to the Company's Profit Sharing and 401(k) Plan and allocations of income with respect to these contributions;

(3)    Retirement Savings Account: The account maintained to record the participant's voluntary retirement savings contributions and allocations of income with respect to these contributions.

(4)    Matching Account: The account maintained to record the participant's share of the Company's matching contributions and allocations of income with respect to these contributions.

(b)  Beneficiary: A person or persons, natural or otherwise, designated in accordance with the Plan to receive any death benefit payable under this Plan.

(c)      Code: The Internal Revenue Code of 1986, as amended from time to time.

(d)      Committee: The persons appointed to assist the Company in administering the Plan.

(e)      Company: Herman Miller, Inc., a Michigan corporation, and any subsidiary of Herman Miller, Inc. who, with the consent of Herman Miller, Inc., has elected to adopt this Plan for the benefit of its employees.

(f)    Compensation: The total of all amounts paid to a participant during the plan year by the Company that is reportable in Box 1 of IRS Form W-2, adjusted by:

(1)    Adding the amount of any elective contributions made for the participant to this Plan and plans maintained pursuant to Code Sections 125, 132(f), and 401(k); and

(2)    Subtracting the following amounts:

(A)    Amounts paid before a participant became a participant; and

(B)    Amounts paid as signing bonuses, reimbursements of moving expenses or other expense allowance, severance pay, and miscellaneous earnings such as income from the exercise of stock options.

(g)      ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

(h)    Excess Compensation: Compensation for a participant for a plan year that is in excess of the limit on compensation imposed by Code Section 401(a)(17).
(i)    Fiscal year: The fiscal year of the Company which is the period of 52 or 53 weeks ending on the Saturday nearest the end of May and commencing for the next year on the following Sunday.

(j)     Fund: The fund known as the Herman Miller, Inc. Executive Equalization Retirement Fund and maintained in accordance with the terms of this Plan.

(k)     Key employee: An employee or former employee who during the plan year was any of the following:

(1) an officer of the Company whose compensation from the     Company for the year was more than $130,000, as adjusted pursuant     to Code Section 416(i);

(2) a more than 5% owner of the Company; or

(3) A more than 1% owner of the Company whose annual     compensation from the Company was more than $150,000.

The terms used in this definition are as defined in Code Section     416(i)(1). The adjusted compensation for subsection (1) for 2007 is     $145,000.

(l)      Participant: An employee participating in the Plan in accordance with the provisions of Section 3.1 or a former employee who has an account balance in the Plan.

(m)      Plan: The Herman Miller, Inc. Executive Equalization Retirement Plan as set forth in this document and any later amendments.

(n)      Plan year: The “fiscal year” of the Plan which will be the period of twelve consecutive months ending on December 31 of every year.

(o)    Qualified Plans: The Herman Miller, Inc. Profit Sharing and 401(k) Plan and the Herman Miller, Inc. Retirement Income Plan, both of which are intended to meet the requirements of Code Section 401(a).

(p)    Reemployed Veteran: A participant or former participant who returns from a leave of absence for military service during the period in which reemployment rights are protected by federal law.

2.2  Construction The masculine gender is used occasionally in this document for purposes of simplicity and will be interpreted to include the feminine gender. Plural pronouns are also used and will be interpreted to include the singular.

ARTICLE III
PARTICIPATION

Participation in the Plan will be limited to a select group of management or highly compensated employees who are designated by the executive compensation committee of the board of directors of the Company. Employees will become participants in the Plan on the first day of the next plan year after being designated by the committee.

ARTICLE IV
CONTRIBUTION

4.1  Types of Contributions

(a)       Retirement Savings. After the end of each payroll period, the Company will contribute to the fund as retirement savings contributions the total amount by which participants’ compensation for the period has been reduced pursuant to retirement savings agreements.

(b)      Matching. The Company will contribute to the fund as matching contributions the amount determined by applying the matching contribution formula adopted by the Company for the plan year to the amount of each participant’s retirement savings contributions to this Plan for the year.

(c)    Cash Balance. The Company will contribute to the fund as cash balance contributions for each plan year an amount equal to 4% of each participant's excess compensation for the plan year.

(d)    Profit Sharing. The Company will contribute to the fund as a profit sharing contribution for each plan year the amount determined by the executive compensation committee of the Company's board of directors.

4.2  Retirement Savings Agreements A participant may enter into a written retirement savings agreement with the Company. The retirement savings agreement will provide that the participant will accept a reduction in salary and/or bonuses from the Company and the Company will make a retirement savings contribution for the plan year in the amount of the agreed reduction

The retirement savings agreements will be administered in accordance with the following rules:

(a)      A participant’s initial retirement savings agreement will apply to payroll periods beginning after it is accepted by the Company if the agreement is filed with the Company within 30 days after the participant becomes eligible. If the initial agreement is not filed with the Company within 30 days after the participant becomes eligible, then it will apply to compensation earned in the plan year after the plan year in which the agreement is filed with the Company;

(b)      A retirement savings agreement may be amended by a participant once a year and the amendment will be effective on the first day of the next plan year beginning after the year in which the amendment has been filed with the Company; and

(c)      The maximum amount that a participant may contribute pursuant to a retirement savings agreement will be 50% of the participant's salary for the year and 100% of the participant's bonus for the year.

4.3    Reemployed Veterans. Reemployed veterans will be eligible for profit sharing and cash balance contributions for the period of their military service. The amount of the contributions will be based on the compensation the reemployed veterans would have received if they had remained in the employ of the Company and, if this cannot be determined with reasonable certainty, then on the basis of the average amount earned each month during the 12-month period immediately preceding the period of military service.

Reemployed veterans may also make retirement savings contributions for the period of their military service and will be eligible for matching contributions determined by applying the matching formula for the plan year in question to the participant's makeup retirement savings contributions for the period.

The Company's make-up profit sharing and cash balance contributions will be made as of the end of the plan year in which the reemployed veteran returns to employment with the Company after the period of military service. Reemployed veterans may make their make-up retirement savings contributions during the period that begins on their reemployment date and ends five years thereafter. The Company will make make-up matching contributions as of the end of each plan year in which the reemployed veteran has made make-up retirement savings contributions.

ARTICLE V
ALLOCATIONS TO PARTICIPANT ACCOUNTS

5.1  Individual Accounts The Company will create and maintain adequate records to disclose the interest in the Plan of each participant and beneficiary. The records will be in the form of individual accounts to reflect each participant’s cash balance, profit sharing, retirement savings and matching contributions, and income with respect to these contributions. Credits and charges will be made to each account in accordance with the provisions of this Plan. Distributions and withdrawals will be charged to the account as of the date paid.

5.2  Account Adjustments The accounts of participants and beneficiaries will be adjusted in accordance with the following:

(a)  Income. The “income” of the fund will mean the net income or loss from investments, including realized and unrealized gains and losses on securities and other investment transactions, less expenses paid from the fund. All assets of the fund will be valued at their fair market value in determining unrealized gains and losses. If any assets of the fund are segregated for any purpose, the income from the segregated assets will not be included in account adjustments under this Subsection (a).

The income of the fund will be determined and allocated to accounts in accordance with the rules established by the Company.

(b)   Retirement Savings. After the end of each payroll period, retirement savings contributions will be credited to the accounts of participants in amounts equal to the amounts by which their salaries and bonuses were reduced during the period pursuant to retirement savings agreements.

(c)  Matching Contributions. As soon as administratively feasible after the end of each plan year, matching contributions will be credited to the accounts of participants who made retirement savings contributions and are employed by the Company on the last day of the plan year. The matching contributions will be equal to 50% of the participant's retirement savings contributions until the matching contributions bring the total Company contributions for the participant to this Plan and the qualified plans up to the "target maximum percentage" of the participant's compensation for the plan year.

The target maximum percentage is the maximum percentage of compensation that the Company contributed for the fiscal year ending during the plan year to the accounts in the qualified plans of participants who are not highly compensated employees. For purposes of these percentages, the "pay credits" that are credited to the cash balances of participants in the Herman Miller, Inc. Retirement Income Plan will be treated as contributions rather than hypothetical credits.

(d)    Cash Balance Contributions. As soon as administratively feasible after the end of each plan year, cash balance contributions will be credited to the accounts of participants who are employed by the Company on the last day of the plan year in an amount equal to 4% of the participant's excess compensation for the plan year.

(e)    Profit Sharing Contributions. As soon as administratively feasible after the end of each plan year, the Company's profit sharing contribution for the year will be credited to the accounts of participants who are in the employ of the Company on the last day of the fiscal year ending during the plan year in accordance with the ratio of each participant's excess compensation for the plan year to the total excess compensation of all eligible participants for the year. For purposes of this allocation, the term "compensation" will mean compensation as defined in Section 2.1, but reduced by the amount of any EVA bonuses, executive incentive pay, worker's compensation benefits, short-term disability benefits, or automobile accident disability benefits paid to the participant.

ARTICLE VI
PAYMENTS FROM PLAN

6.1     Election of Participant. Participants may specify the date on which payments will begin to be made from the Plan and the form of the payments (single lump sum payment or installments in specified amounts) by filing an election concerning the payment schedule with the Company prior to the year in which the income is deferred pursuant to this Plan. If a payment election is filed, payment of the amounts subject to the election will be made in accordance with the election.

If a participant has filed an election concerning payment, the participant may change the election and defer the starting date of the payments to a date that is not less than five (5) years after the date on which the first payment would otherwise have been made under the election, but the change in election may not take effect until at least 12 months after the date on which the election is filed with the Company and may not be made less than 12 months prior to the date of the first payment that would have been made under the prior election.

6.2    Payment of Amounts that are not Covered by a Participant's Election. If a participant fails to file an election with respect to payments or the participant's elections do not cover all amounts in the participant's accounts, the balance in the accounts will be paid after the participant's employment terminates and until the death of the participant in accordance with the following:

(a)      Commencement Date. Benefit payments to participants other than key employees will begin as soon as administratively feasible after the end of the calendar year in which the participant's employment terminates, but not later than March 30 of the following year.

Benefit payments to participants who are key employees will begin as soon as administratively feasible after the end of the year in which the participant's employment terminates or six (6) months after the participant's employment terminates, whichever is later.

(b)      Form of Payment. Payments will be made in annual installments over a period of not more than five (5) years. Each installment will be equal to the greater of the following:

(1)    $100,000 or the balance in the participant's accounts, whichever amount is smaller; or

(2)    One-fifth (1/5) of the amount in the participant's accounts in the first installment, one-quarter (1/4) of the amount in the participant's accounts in the second installment, one-third (1/3) of the amount in the participant's accounts in the third installment, one-half (1/2) of the amount in the participant's accounts in the fourth installment, and the remaining balance in the accounts in the fifth installment.

The first installment will be paid in accordance with (a) and each subsequent installment will be paid on the 15th day of January of the following year.

6.3    Payments Upon Death. Upon the death of a participant, the entire amount in the participant's accounts will be paid to the participant's beneficiaries as follows:

(a)    Amounts that are subject to an election filed by the participant in accordance with Section 6.1 will be made in accordance with the election; and

(b)    Amounts that are not subject to an election filed by the participant will be paid in a single lump sum payment as soon as administratively feasible after the date of the participant's death.

6.4      Hardship Distributions The committee may permit a participant to make a withdrawal if the withdrawal is necessary to enable the participant to address an unforeseeable financial emergency and the amount necessary to meet the need is not reasonably available to the participant from other financial resources.

The amount of any such hardship withdrawal may not exceed the amount required to correct the hardship. If a participant is permitted to make a hardship withdrawal from the trust, any retirement savings agreement outstanding between the participant and the Company will be revoked at the time of the hardship withdrawal and may not be reinstated until the beginning of the next year.

6.5      Distributions Pursuant to Domestic Relations Orders Benefits payable to an alternate payee pursuant to a domestic relations order will be paid to the alternate payee as soon as possible after application for payment has been made by the alternate payee.

6.6      Designation of Beneficiary If a participant or former participant dies before receipt of all plan benefits, the balance of the participant's accounts will be paid to the participant's beneficiary. A participant may designate a beneficiary or beneficiaries; provided, however, that if the participant has been married to the participant's spouse for at least one (1) year at the time of death, the beneficiary will be the surviving spouse unless the participant, with the consent of the spouse, has designated another person to be the beneficiary of the death benefits.

If the consent of the spouse is required, the consent must be in writing and must acknowledge that the spouse understood the effect of giving the consent. The consent form must be executed in the presence of a representative of the Company or witnessed by a notary public.

Each beneficiary designation will be on a form prescribed by the committee and will be effective only when filed with the committee during the participant’s lifetime. Each beneficiary designation filed with the committee will cancel all beneficiary designations previously filed. If any participant fails to designate a beneficiary, or if the beneficiary dies before the participant, the Trustee will distribute the benefits to the participant’s spouse if surviving and if not to the participant’s estate.

6.7    Payments Upon Change in Control. Upon a "change in control" of the Company, the balance in each participant's accounts will be paid to the participant in a single lump sum payment within 45 days after the change in control, regardless of whether the participant's employment terminates as a result of the change in control. For purposes of this Plan, the term "change in control" will mean a "Change in Ownership," a "Change in Effective Control," or "Change in Ownership of the Company's Assets" as defined below.

(a) A "Change in Ownership" occurs on the date that any one person, or more than one person acting as a group (as such term is described in subsection (d), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company, subject to the following:

(i) If any one person, or more than one person acting as a group is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock in the Company by the same person or persons is not considered to cause a Change in Ownership (or to cause a Change in Effective Control under subsection (b); and

(ii) An increase in the percentage of stock owned by any one person, or persons acting as a group as a result of a transaction in which the Company acquired stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection (a).

This subsection (a) shall apply only when there is a transfer of stock of the Company (or issuance of stock of the Company), and stock in the Company remains outstanding after the transaction.

(b) A "Change in Effective Control" of the Company occurs on the date that either:

(i) Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company, or

(ii) A majority of the members of the board of directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board prior to the date of the appointment or election.

(c) A "Change in the Ownership of the Company's Assets" occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total "gross fair market value" equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(i) "Gross fair market value" means the value of the assets of the Company, or the value of assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii) There is no Change in the Ownership of the Company's Assets when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change in the Ownership of the Company's Assets if the assets are transferred to:

(A) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C) A person, or more than one person acting as a group that owns, directly or indirectly, at least 50 percent of the total fair market value or voting power of all the outstanding stock of the Company; or

(D) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by a person described in subparagraph (C).

Except as otherwise provided, for purposes of this Paragraph (ii), a person's status is determined immediately after the transfer of assets.

(d) For purposes of subsections (a), (b) and (c), persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase, acquisition of stock, or similar transaction, the person will be considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

ARTICLE VII
DEFERRED COMPENSATION FUND

The Company will establish a deferred compensation fund for the amounts to be credited under this Plan. The Company will be the owner of the fund and may invest the assets of the fund with the other assets of the Company, or may invest the assets in a separate account or accounts as determined by the Company.

The Company may establish a trust for the fund and transfer the assets of the fund to the trust, but the assets of the trust will remain subject to the claims of the creditors of the Company.

ARTICLE VIII
ADMINISTRATION

8.1  Administrator The Company will be the plan administrator for this Plan and will be responsible for the proper administration of this Plan. The Company will have the responsibility and discretionary authority for interpreting the terms of the Plan, and for determining eligibility for participation and benefits under the Plan.

8.2  Indemnification The Company will indemnify the members of the committee and any other employees of the Company who are deemed fiduciaries, and hold them harmless, against any and all liabilities, including legal fees and expenses, arising out of any act or omission made or suffered in good faith pursuant to the provisions of the Plan, or arising out of any failure to discharge any fiduciary obligation other than a willful failure to discharge an obligation of which the person was aware.

8.3  Records and Reports The Company will comply with ERISA with regard to records of participant’s service, account balances, notifications to participants, and any notices or reports that are required to be filed with the Internal Revenue Service, the Department of Labor, or any other agency of the federal government.

8.4  Appointment of Committee The Company may appoint a committee to assist in the administration of the Plan. The committee will consist of as many persons as may be appointed by the Company and will serve at the pleasure of the Company. All usual and reasonable expenses of the committee will be paid by the Company. If a committee is not appointed, all duties assigned to the committee in this Plan will be performed by the Company.

8.5  Claims Procedure The Company will make all determinations regarding benefits based on its interpretation of the terms of the Plan. The Company will notify the participant or beneficiary (“claimant”) in writing if any claim for benefits is denied. The notice of the adverse benefit determination will be sent to the claimant within 90 days after receipt of the claim for benefits unless the Company determines that special circumstances require an extension of time of up to 90 days for processing the claim. If additional time is needed, the Company will notify the claimant of the special circumstances requiring the extension of time and the date by which the determination will be made. The notice will explain the reasons for the adverse determination in language that may be understood by the claimant and will reference the Plan provisions upon which the determination is based. The notice will include a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary. The notice will describe the Plan’s appeal procedures and the time limits of the appeal procedures and will include a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on the appeal.

The appeal procedure will be as follows:

(a)    If claimants are not satisfied with a decision of the Company, they must exhaust their administrative remedies under this Plan by filing a written appeal with the committee not later than 60 days after receipt of the notice of adverse benefit determination.

(b)    Claimants or their authorized representatives will be provided upon request and free of charge, reasonable access to and copies of all documents, records and other information relating to the claim for benefits.

(c)    Claimants or their authorized representatives may submit written comments, documents, records and other information relating to their claim in writing. All materials and arguments must be filed with the appeal. The committee will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    The committee will render its decision on the appeal within a reasonable period of time, but not more than 60 days after receipt by the Company of the claimant’s appeal, unless the committee determines that special circumstances require an extension of time for processing. If an extension of time for review is required because of special circumstances, the committee will give written notice to the claimant of the extension prior to the commencement of the extension that will state the circumstances requiring the extension and the date by which the determination will be made. An extension of time for review will not entitle the claimant to a hearing before the committee as to the appeal. All appeal materials must be submitted in writing.

(e)    The committee will advise the claimant in writing or electronically of the decision on the appeal stating the reasons for the decision in language that may be understood by the claimant with references to the Plan provisions upon which the appeal determination is based. The notice will contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

8.6  Rules and Decisions The committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the committee will be uniformly applied to all participants in similar circumstances. When making a determination or calculation, the committee may rely upon its interpretation of the terms of the Plan and information furnished by a participant or beneficiary, the Company, and the legal counsel of the Company.

8.7  Committee Procedures The committee may act at a meeting or in writing without a meeting. The committee may elect one of its members as chairman and appoint a secretary who need not be a committee member. The secretary will keep a record of all meetings and forward all necessary communications to the Company. The committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the committee will be made by the vote of the majority including actions in writing taken without a meeting.

8.8  Authorization of Benefit Payments The committee will issue directions to the Company concerning all benefits which are to be paid from the fund pursuant to the provisions of the Plan.

8.9  Application and Forms for Benefits The committee may require a participant to complete and file an application for a benefit and all other forms approved by the committee, and to furnish all pertinent information requested by the committee. The committee may rely upon all such information including the participant’s current mailing address.

8.10  Facility of Payment Whenever, in the committee’s opinion, a person entitled to receive any benefit is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the committee may direct the payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the committee may apply the payment for the benefit of such person in such manner as the committee considers advisable. If a person entitled to receive benefits is a minor and the value of the benefit exceeds $5,000, the Committee may either delay payment of the benefit until the minor has attained the age of majority or pay the benefit to a person who has been named by a court of competent jurisdiction as conservator of the estate of the minor or to another similar court-appointed fiduciary. Any payment of a benefit in accordance with the provisions of this Section will discharge all liability for such benefit under the provisions of the Plan.

ARTICLE IX
INDIVIDUAL INVESTMENT ACCOUNTS

9.1  Investment of Individual Accounts If the Company establishes individual investment accounts for the fund, then each participant may direct the investment of the participant's accounts among the separate investment funds selected by the Company. If an account is split between two or more of the investment funds, the participant must specify the percentage of the account to be invested in each fund in accordance with the rules established by the Company.

9.2  Procedure for Investments Each participant may establish or revise investment directions as often as permitted by the Company and pursuant to the procedures established by the Company. If the Company permits participants to invest their accounts in the common stock of Herman Miller, Inc., participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 will be restricted with respect to investments in Herman Miller stock in accordance with the Company's rules concerning purchases and sales of Company stock by employees subject to the reporting requirements.

ARTICLE X
PAYMENT OF TAXES

The Company will be responsible for payment of any taxes assessed on or with respect to the assets or income of the fund.

ARTICLE XI
TERMINATION AND AMENDMENT

11.1  Amendments  The Company may at any time amend any or all of the provisions of this Plan except that no amendment may reduce a participant's account balance. The president of the Company may amend the Plan by executing a document that expressly provides that it is an amendment to the Plan. Amendments may apply prospectively or retroactively as permitted by law and the effective date of each amendment must be stated in the document.

11.2  Termination The Plan may be terminated or discontinued at any time by the Company. If the Plan is discontinued or terminated, then the Company will pay, or cause the trustees to pay if a trust fund has been created, to each participant an amount equal to the participant's account in the Plan in accordance with Article VI. Payments to participants will not be accelerated upon termination or discontinuance of the Plan.

ARTICLE XII
NONALIENATION OF BENEFITS AND
DOMESTIC RELATIONS ORDERS

12.1  Nonalienation of Benefits No interest, right, or claim in or to any part of the trust or any benefit payable from the trust will be assignable, transferable, or subject to sale, assignment, hypothecation, anticipation, garnishment, attachment, execution, or levy of any kind other than by the creditors of the Company, and the plan administrator will not recognize any attempt to so transfer, assign, sell, hypothecate, or anticipate the same except to the extent required by law. This provision will not apply to any order that would qualify as a “qualified domestic relations order,” as defined in Section 414(p), if this Plan were a qualified plan subject to the provisions of Code Section 401(a).

12.2  Procedure for Domestic Relations Orders Whenever the Company is served with a domestic relations order from a court of competent jurisdiction, the Company will follow the following procedure in determining whether the order constitutes a “qualified domestic relations order” that would be exempt from the general spendthrift protection of this Article:

(a)  The Company will notify the participant and any “alternate payees” named in the order that the order was served on the Company and that objections concerning the order must be submitted in writing within 15 days;

(b)  The Company will determine whether the order would be a “qualified domestic relations order” as defined in Code Section 414(p) if this were a qualified plan, and notify the participant and each alternate payee of its determination. If the Company determines that the order would be a qualified domestic relations order, the Company will honor it as such and make payment in accordance with the order;

(c)  During the period in which the Company is determining the status of the order, payment of any benefits in dispute will be deferred.

(d)  The Company will notify the participant and all other alternate payees named in the order of its decision concerning the qualified status of the order. Payments pursuant to the order will be made as soon as practicable after the status of the order has been determined.

ARTICLE XIII
MISCELLANEOUS

13.1  Status of Participants No participant will have any right or claim to any benefits under the Plan except in accordance with the provisions of the Plan. The adoption of the Plan will not be construed as creating any contract of employment between the Company and any participant or to otherwise confer upon any participant or other person any legal right to continuation of employment, nor as limiting or qualifying the right of the Company to discharge any participant without regard to any effect the discharge might have upon rights under the Plan.

13.2  No Interest in Company Affairs Nothing contained in this Plan will be construed as giving any participant, employee or beneficiary an equity or other interest in the assets, business, or affairs of the Company or the right to examine any of the books and records of the Company.

13.3  Litigation In any application to or proceeding or action in the courts, only the Company will be a necessary party and no participant or other person having an interest will be entitled to any notice or service of process. The Company may place a participant’s funds in the hands of the court for its determination, which payment will absolve the Company from any claim. Any judgment entered in such a proceeding or action will be conclusive upon all persons claiming under this Plan.

If any participant or beneficiary institutes any litigation in connection with this Plan, the result of which is adverse to the participant or beneficiary instituting the action, the Company will deduct from the benefits payable to the participant or beneficiary any expense including reasonable attorney fees occasioned by the litigation. If any dispute arises as to the person or persons to whom payment or delivery of any funds or property is to be made by the Company, the Company may retain such funds or property until final adjudication has been made by a court of competent jurisdiction.

13.4  Governing Law This Plan will be interpreted, construed, and enforced in accordance with the laws of the State of Michigan except where state law is preempted by ERISA.

13.5  Severability of Provisions If any provisions of the Plan will be declared void and unenforceable, the other provisions will be severable and will not be affected thereby, and to the extent that the trust or Plan will ever be in conflict with, or silent with respect to, the requirements of any other law or regulation, the provisions of the law or regulation will govern. In the administration of the trust, the Trustee may avail itself of any permissive provisions of any applicable law or regulation which are not contrary to the provisions of this Plan.

IN WITNESS WHEREOF, the parties have caused this Plan to be executed this ______ day of _______2007.

HERMAN MILLER, INC.

By:
Its President